FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-226486-06

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated June 14, 2019, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated June 14, 2019)

$641,030,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2019-C51
(Central Index Key Number 0001776721)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Rialto Mortgage Finance, LLC

(Central Index Key Number 0001592182)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

Barclays Capital Real Estate Inc.

(Central Index Key Number 0001549574)

UBS AG

(Central Index Key Number 0001685185)

C-III Commercial Mortgage LLC

(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2019-C51

This is a supplement (“Supplement”) to the preliminary prospectus dated June 14, 2019 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

The Special Servicer

The third paragraph on page 286 of the Preliminary Prospectus is hereby deleted in its entirety and replaced with the following:

On the Closing Date, an affiliate of C-III CM and C-III AM may purchase certain certificates issued by the issuing entity. From time to time CIII AM’s affiliates acquire commercial mortgage-backed securities including in secondary market transactions. Affiliates of C-III AM may acquire certificates issued in this transaction in the future in one or more secondary market transactions. In addition, C-III AM will be the special servicer for this securitization as of the Closing Date and will be entitled to the special servicing compensation described in this prospectus. Any such party will have the right to dispose of any certificates acquired by it at any time.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	UBS Securities LLC Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager		Drexel Hamilton Co-Manager

The date of this Supplement is June 19, 2019